Exhibit 99.1

Resideo Announces Completion of Transaction with Honeywell To Accelerate Payment of All Potential Monetary Obligations Under Indemnification and Reimbursement Agreement

SCOTTSDALE, Ariz., August 13, 2025 — Resideo Technologies, Inc. (NYSE: REZI), a leading global manufacturer, developer, and distributor of technology-driven sensing and controls products and solutions for residential and commercial end-markets, today announced that it has completed the previously announced transaction with Honeywell International Inc. (NASDAQ: HON) to accelerate and eliminate all future monetary obligations under the Indemnification and Reimbursement Agreement (the “Indemnification Agreement”), which the companies entered into in 2018 in connection with Resideo’s spin-off from Honeywell. Resideo’s other agreements with Honeywell, including its long-term license to use the Honeywell Home brand, will remain in effect.

In connection with the completion of the transaction, Resideo made a one-time cash payment to Honeywell of $1.59 billion resulting in the termination of the Indemnification Agreement, including the elimination of Resideo’s obligation to make annual payments to Honeywell of up to $140 million through year-end 2043 and the elimination of all of the affirmative and negative covenants contained in the Indemnification Agreement.

Advisors

Willkie Farr & Gallagher LLP served as legal counsel to Resideo and Collected Strategies served as strategic communications advisor in connection with the transaction.

About Resideo

Resideo is a leading manufacturer, developer, and distributor of technology-driven sensing and controls products and solutions for residential and commercial end-markets. We are a leader in the home heating, ventilation, and air conditioning controls markets, smoke and carbon monoxide detection home safety and fire suppression products markets, and security products markets. Our solutions and services can be found in over 150 million residential and commercial spaces globally, with tens of millions of new devices sold annually. For more information about Resideo and our trusted, well-established brands including First Alert, Honeywell Home, BRK, Control4, and others, visit www.resideo.com.

Contacts:

Investors:

Christopher T. Lee

Global Head of Strategic Finance

investorrelations@resideo.com

Media:

Garrett Terry

Corporate Communications Manager

garrett.terry@resideo.com

or

Dan Moore, Jim Golden, Tali Epstein

Collected Strategies

Resideo-CS@collectedstrategies.com